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                                                                   EXHIBIT 10.20

                                 ELCOTEL, INC.

                            Employment Agreement OF

                             Vincent C. Bisceglia


Agreement (this "Agreement") dated as of the 24th day of September, 1997 by and between Elcotel, Inc. (the "Company") and Vincent C. Bisceglia ("Mr. Bisceglia") upon the following terms and conditions:


1.  Term:

    (a) Commencement
        Date The "Effective Time" as that term is defined in that certain Agreement and Plan of Merger dated as of August 13, 1997 by and among Technology Service Group, Inc. ("TSG"), the Company and Elcotel Hospitality Service, Inc. providing for a merger of Elcotel Hospitality Service, Inc. with and into TSG (the "Merger").

    (b) Termination
        Date December 31, 1998 unless sooner terminated as provided herein.

    (c) Renewal         Except as hereinafter provided, on the Termination Date
                        and on each anniversary of the Termination Date, this Agreement shall automatically be extended for an additional year unless the Company shall have given Mr.
                        Bisceglia written notice of non-renewal at least one hundred eighty (180) days in advance of the Termination
                        Date or an anniversary thereof, as the case may be.

    (d) Non-Renewal     If a notice of non-renewal is given to Mr. Bisceglia as
                        provided in Paragraph 1(c), above, he shall continue in his then present position with the Company for all or such part of the 180-day period as the Company may request in writing, but he shall nevertheless be entitled to take reasonable time during such period to look for other employment. At the end of such period, Mr. Bisceglia's employment shall terminate, and the Company shall provide to Mr. Bisceglia the Severance
                        Benefits (as hereinafter defined).

2. Title & Respons-
   ibilities:           During the term of this Agreement, Mr. Bisceglia shall
         be elected Executive Vice President and Chief Operating Officer of the Company (or to such higher office as the Company may deem appropriate), and he shall devote such time as he deems necessary to carry out the responsibilities of his positions.

3.  Salary:             During the term of this Agreement, the salary paid to
         Mr. Bisceglia shall not be less than one hundred sixty thousand dollars ($160,000) per year, and shall be subject to annual review for merit or other increases in the sole discretion of the board of directors of the Company.
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                           Vincent C. Bisceglia Employment Agreement - continued

4.  Location of
    Employment:         The location of Mr. Bisceglia's employment shall be at
       the Company's headquarters facility in Sarasota, Florida.

5.  Relocation:         Commencing with the closing of the merger and ending
       seven (7) months after that date, Mr. Bisceglia shall relocate his residence to the Sarasota, Florida area at Company expense as set forth in Exhibit A.

6.  Benefits:           Mr. Bisceglia shall be entitled to the same benefits as
       are made available to the Company's other senior executives and on the same terms and conditions as such executives (the "Benefits").

7.  Bonuses:            Mr. Bisceglia shall be paid an annual incentive bonus
       (the "Incentive Bonus") as provided in Exhibit B.

8.  Stock Option:       Mr. Bisceglia shall retain all options granted to him as
       an employee of TSG, and shall be granted an additional stock option to purchase shares of the Company's common stock pursuant to a Company stock option plan as provided in Exhibit B.

9.  Business
    Expenses:           Mr. Bisceglia shall be reimbursed (in accordance with
       Company policy from time to time in effect) for all reasonable business expenses incurred by him in the performance of his duties hereunder.

10. Indemnification:    Mr. Bisceglia shall be indemnified by the Company with
       respect to claims made against him as a director, officer and/or employee of the Company and as a director, officer and/or employee of any subsidiary of the Company to the fullest extent permitted by the Company's certificate of incorporation, by-laws and the General Corporation Law of the State of Delaware.

11. Termination By
    the Company:        Mr. Bisceglia's employment may be terminated by the
       Company only as provided below:

    (a) For Cause       For Cause, as defined below, by written notice to Mr.
                        Bisceglia and payment to him of salary accrued, but not paid through the date of the termination of his employment; provided however --

                        (i) If the nature of such Cause involves dishonesty, fraud or serious moral turpitude, such termination date shall be the date of the giving of such notice; and

                        (ii) If the nature of such Cause does not involve
                             dishonesty, fraud or serious moral turpitude, such termination date shall be the expiration of thirty
                             (30) days after the giving of such notice unless within such thirty-day period, Mr. Bisceglia has cured the basis of such Cause, or if a cure is not possible within a thirty-day period, if he has
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                           Vincent C. Bisceglia Employment Agreement - continued

                             within the 30-day period diligently and in good faith commenced to effect such cure.

(b) Without Cause       Without Cause, by prior written notice of termination
                        given to Mr. Bisceglia and by compliance with the following:

                        (i) In the event that at the date the notice of a termination without Cause is given there is at least twelve (12) months remaining in the term of this Agreement, such notice of termination shall be sent to Mr. Bisceglia no more than seven (7) days prior to the effective date of termination, and the Company (i) on the effective date shall pay to Mr. Bisceglia his salary in a lump sum for the balance of the term of this Agreement; (ii) shall continue at its expense to provide the Benefits for the balance of the term of this Agreement; and (iii) shall pay to Mr. Bisceglia the Incentive Bonus and shall satisfy its obligations regarding his stock options when, as, and to the extent provided for in Exhibit B.

                        (ii) In the event that at the date the notice of a termination without Cause is given there is less than twelve (12) months remaining in the term of this Agreement, such notice of termination shall be sent to Mr. Bisceglia one hundred eighty (180) days prior to the effective date of termination, and during such 180-day period, Mr. Bisceglia shall continue in his then present position with the Company for all or any part of such period as the Company may request, but he shall nevertheless be entitled to take reasonable time during such period to look for other employment. At the end of such 180-day period, Mr. Bisceglia's employment shall terminate, and the Company shall provide to Mr. Bisceglia the Severance Benefits.

                        (iii) A reduction in Mr. Bisceglia's title,
                              responsibilities or salary, or the relocation of his place of employment by more than fifty miles may, at Mr. Bisceglia's option, be treated by him as a notice of termination of his employment by the Company without Cause given as of the date of such reduction.

(c) Death or
    Permanent
    Disability          Upon the death or permanent disability of Mr. Bisceglia,
                        but only after providing him with the Severance
                        Benefits.

(d) Definition of
      "Cause" "Cause" for purposes of termination by the Company shall be defined as (i) any act or acts by Mr. Bisceglia of dishonesty or fraud or that constitute serious moral turpitude; or (ii) misconduct of a material nature or a material breach in connection with the performance by him of his responsibilities hereunder that Mr. Bisceglia knew or should have known
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                           Vincent C. Bisceglia Employment Agreement - continued

                        would be materially detrimental to the Company or its business.

(e) Definition of
    "Severance
    Benefits"           The "Severance Benefits" shall mean --

                        (i) the payment by the Company of the Incentive Bonus and the satisfaction by the Company of its obligations regarding Mr. Bisceglia's stock options when, as and to the extent provided for in Exhibit B or in the agreement covering such options, or both, as the case may be; and

                        (ii) If Mr. Bisceglia has relocated his residence as provided herein, the continuation by the Company of the payment of Mr. Bisceglia's salary in effect at the date of the termination of his employment and the continuation of the Benefits at Company expense for a period of one year; or

                        (iii) If Mr. Bisceglia has not relocated his residence, the continuation by the Company of the payment of Mr. Bisceglia's salary in effect at the date of the termination of his employment and the continuation of the Benefits at Company expense for a period of one hundred eighty (180) days.


12. Termination By
    Mr. Bisceglia:      (a)  Mr. Bisceglia may terminate his employment under
                        this Agreement by reason of a breach hereof by the Company on twenty (20) days prior written notice to the Company, in which event he may pursue all remedies for such breach available to him under applicable law.

                        (b) Mr. Bisceglia may also terminate his employment under this Agreement by giving the Company one hundred twenty (120) days prior notice of termination.

13. Notices:            Notices that are required or permitted hereunder shall
       be given by hand delivery, by delivery to a courier service providing next business day delivery and proof of delivery or by facsimile transmission (except to Mr. Bisceglia), as follows:

                        If to the Company at:  Elcotel, Inc.
                                               6428 Parkland Drive
                                               Sarasota, Florida 34243
                                                   Attention:  Chairman
                                                   Facsimile No.: (941) 755-8595

                        If to Mr. Bisceglia, to his most recent residence address on the books of the Company;

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                           Vincent C. Bisceglia Employment Agreement - continued

                        or, to such other address of a party as to which that party shall notify the other party in the manner provided herein.

14. Proration:          To the extent that proration is not otherwise provided
       for in this Agreement, all amounts payable to Mr. Bisceglia under this Agreement shall be deemed earned on a daily basis and shall be pro rated based on a 365-day year.

15. Entire
    Agreement:          (a) This Agreement together with Exhibit A and Exhibit B
                        contains the entire understanding of the parties except as otherwise expressly contemplated herein; shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and assigns; and shall supersede all prior employment agreements between Mr.
                        Bisceglia and TSG.

                        (b) No representation, affirmation of fact, course of
                            prior dealings, promise or condition in connection herewith not incorporated herein shall be binding on the parties.

                        (c) No waiver of any term or condition contained herein
                            shall be binding upon the parties unless made in writing and signed by the party to be bound thereby.



In Witness Whereof, the parties have executed and delivered this Agreement as of the date first set forth above.


Elcotel, Inc.



By: /s/ Tracey L. Gray                           /s/ Vincent C. Bisceglia
    -----------------------------------          -----------------------------
      Tracey L. Gray                                Vincent C. Bisceglia
      President & CEO
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                          Vincent C. Bisceglia Employment Agreement - continued

                                                                      Exhibit A

Relocation: In connection with the Transition Period and Mr. Bisceglia's relocation of his principal residence to Florida, the Company shall --

(a) Pay to Mr. Bisceglia his actual temporary living and commuting expenses to the Sarasota, Florida area at a rate not to exceed one hundred fifty dollars ($150) per day during the Transition Period or until he has relocated his residence to Florida. These expenses will not exceed $25,000;

(b) Reimburse to Mr. Bisceglia the reasonable expenses of two (2) house hunting trips of up to five (5) days each, including (i) mileage reimbursement for use of a personal vehicle at the rate of twenty-eight cents ($0.31) per mile or rental of a mid-size automobile, as he shall elect; (ii) round trip coach airfare for Mr. Bisceglia and his family; and (iii) actual lodging and living expenses during such trips, but not to exceed $500 per day;

(c) Reimburse to Mr. Bisceglia the real estate commissions actually paid by him upon the closing of the sale of his principal residence in Groton, Massachusetts or the rental commissions thereon if he shall elect to lease the same, but not to exceed in each case, 7% thereof; and

(d) Reimburse to Mr. Bisceglia the actual costs of moving his and his family's personal belongings from Groton, Massachusetts to the Sarasota, Florida area. The total relocation expenses covered under items C and D above are not to exceed $50,000.

                                End of Exhibit A
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                           Vincent C. Bisceglia Employment Agreement - continued

                                                                       Exhibit B


1. Incentive Bonus: The Company shall pay to Mr. Bisceglia an bonus for the Company's fiscal year ending in March 1998 equal to two percent (2%) of the TSG Operating Profits (as hereinafter defined). For fiscal years beginning after March 1998, Mr. Bisceglia shall participate in any bonus program maintained for senior executives of the Company to the same extent and on the same terms as the Chief Executive Officer of the Company. Any such bonus is referred to herein as an Incentive Bonus.

   (a) Incentive Bonus Proration:

       (i) In the event that this Agreement expires, or Mr. Bisceglia's employment is terminated by the Company for other than Cause prior to the end of a fiscal year, he shall be entitled to the Incentive Bonus calculated for the period from the beginning of the fiscal year in which such expiration or termination occurred through the last day of the fiscal month in which such expiration or termination became effective (the "Short Fiscal Year") as if such period were a complete fiscal year.

       (ii) If Mr. Bisceglia shall resign from the Company's employ, no Incentive Bonus shall be payable with respect to the fiscal year in which he gave or was obliged to give his notice of termination as provided herein, or for any subsequent fiscal year.

   (b) Payment of the Incentive Bonus. The Company shall pay the Incentive Bonus to Mr. Bisceglia within thirty (30) days after the completion of the Company's fiscal year-end audit, but in any event within one hundred twenty (120) days of the fiscal year end, provided however, that the Incentive Bonus computed according to Paragraph 1(a)(i), above, shall be
                                             -----------------
       paid within sixty (60) days of the end of the Short Fiscal Year.

   (c) Definitions.  For purposes of this Agreement --

       (i) For purposes of this Agreement, "TSG Operating Profits" shall be defined as the net income attributable to TSG's operations determined in accordance with generally accepted accounting principles, consistently applied, before payment or provision for federal or state income or franchise taxes, and excluding (a) any effects of the Merger on TSG's operations; (b)any amortization of goodwill or other intangibles and depreciation; (c) interest charges; (d) any gains or losses arising from the revaluation of assets or adjustments to the balance sheet at the date of the consummation of the Merger; and (d) charges or allocations by the Company or an affiliated company except to the extent that such charges are for items of expense that, had they not been paid by the Company or a related entity, would have been paid by the Company (e.g. insurance premiums
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                           Vincent C. Bisceglia Employment Agreement - continued

            and interest on working capital borrowings). For purposes of the foregoing, inventory shall be valued on a FIFO basis.

       (ii) The words "fiscal year" and "fiscal month" shall refer to the fiscal year and month of the Company being used on the Commencement Date. In the event that the fiscal year or month of the Company is changed for any reason, an equitable adjustment shall be made so that no portion of the Incentive Bonus that would otherwise have been payable hereunder shall by reason of such change become not payable.

2. Stock Option: On the Commencement Date, the Company shall grant to Mr. Bisceglia an option to purchase fifty thousand (50,000) shares of the Company's common stock under the Company's Stock Option Plan at a purchase price per share equal to the closing per-share market value of the Company's common stock of the Company on such date.

   (a) Vesting. The option shall become exercisable as to twenty-five percent (25%) of the shares one year after the date of the grant, and an additional twenty-five percent (25%) on each of the second, third and fourth anniversaries of the grant date, and shall terminate on the fifth anniversary of the grant date.

   (b) Registration of Sale of Option Shares. The Company shall use its best efforts to register the sale of the option shares to Mr. Bisceglia on Securities and Exchange Commission Form S-8 before or as soon as practicable after the date of grant.

   (c) Termination of Employment. The option shall continue in full force and effect after the termination of Mr. Bisceglia's employment in accordance with the terms of the Company's 1991 Stock Option Plan.


                                End of Exhibit B